Dated this 31st day of May 2008

Yes Television (Hong Kong) Limited

and

New China Media LLC

and

Youth Media "HKG" Limited

Supply Agreement for Content

THIS AGREEMENT is made the 31st day of May 2008

BETWEEN:

(1)	Yes Television (H.K.) Limited, a company registered in Hong Kong whose registered office is at 11th Sunning Plaza, 10 Hysan Avenue, Causeway Bay, Hong Kong ("Yes TV"); and

(2)	NEW CHINA MEDIA LLC, a company registered in USA and Hong Kong, China whose registered office is at 400 Alton Road, Penthouse 7, Miami Beach, Florida, 33139 ("NCM")

(3)	YOUTH MEDIA "HKG" Limited, c/o Digicorp, Inc., whose registered office is at 4143 Glencoe Avenue, Marina Del Ray, California, 90292 ("YOUTH")

(Collectively NCM and YOUTH shall be referred to as "LICENSEES")

WHEREAS

A.	Yes TV is a content aggregator providing, amongst other things, live and delay broadcast for distribution and transmission via telecommunications networks.

B.	NCM and YOUTH (collectively "Licensees") wish to source certain content from Yes TV so that LICENSEES may in turn redistribute the same on it’s affiliates internet platforms

C.	Yes TV has agreed to supply certain content to LICENSEES based on the terms set out in this Agreement and listed in Schedule 1.

NOW IT IS HEREBY AGREED as follows;

1.	Definitions and Interpretation

	1.1	The following words and expressions shall have the following meanings, unless the context otherwise requires:

"Agreement"	means this agreement between the Parties;

"Business Day"	means a day (excluding Saturdays) on which banks in Hong Kong generally are open for the transaction of normal banking business;

"Subscribers"	means subscribers of LICENSEES subscribing for the Subscriber Content pursuant to the Subscriber Agreements, and "Subscriber" means any of them;

"Subscriber Agreements"	means the agreements between LICENSEES and the subscribers for the provision of the Subscriber Content, and "Subscriber Agreement", means any of them;

"Subscriber Content"	means any part of or combination of the Included Content the Subscribers subscribed from LICENSEES pursuant to their respective Subscriber Agreements;

"Included Content"	means the content set out in Schedule 1, which maybe updated by Yes TV from time to time;

"License"	as defined under Clause 4.1;

"Net Revenue"	means the net revenue actually received by LICENSEES from any form of advertisement in relation to the Included Content by Yes TV less any agency fees, commission and sales tax

"Parties"	means Yes TV and LICENSEES and "Party" means any of them;

"Services"
means the provision of any part of or combination of the Included Content by Yes TV to LICENSEES for its delivery to the Subscribers to perform its obligations under the Subscriber Agreements and the operation and maintenance of the systems necessary to allow LICENSEES to deliver such part of or combination of the Included Content to the Subscribers;

"Territory"	means the People’s Republic of China (excluding Hong Kong, Macau, and Taiwan);

1.2
Except where the context otherwise requires the masculine gender shall include the feminine and neuter and singular shall include the plural and vice versa and reference to persons include body corporate or unincorporated.

2.	Term

	2.1	This Agreement shall commence on signing and shall continue until 30th April, 2010 unless extended as agreed in writing between the Parties.

3.	Scope

3.1
Yes TV shall provide to LICENSEES the agreed Services ordered pursuant to Clause 3.2 below.  Yes TV shall notify LICENSEES on an ongoing basis what Content and Services are available to LICENSEES, and subject to prior discussions and understanding/agreement between the Parties on the details of a particular order, including but not limited to the items set out in the P.O. (as defined below), LICENSEES may from time to time during the Term of this Agreement place orders (in the form substantially similar to the Placement of Order Form ("P.O.") appended as Schedule 2 hereto) with Yes TV for the Services.  For the avoidance of doubt, LICENSEES can only order Services that has been made available by Yes TV to LICENSEES.  Within thirty (30) days from the placing of the relevant order by LICENSEES, Yes TV shall make the said ordered Services available to LICENSEES in such format as may be agreed between the Parties pursuant the P.O.

3.2
LICENSEES must make the ordered Services available to it’s affiliates internet platforms no later than 30 days after Yes TV has provided the ordered Services, otherwise Yes TV has the right to cancel the agreed Services.

3.3
Any P.O. placed during the Term of this Agreement and is operating on the date of expiry or termination of this Agreement shall survive the expiry or termination of this Agreement and remain in full force and effect until the expiry or termination of the term of such P.O..  The term for any included Content shall be negotiated on an individual basis specific to that content. If no term is specified on a P.O. then by default the term shall be deemed to be one (1) year from the commencement date as set out in such P.O.. LICENSEES acknowledge and agree that they will not enter into Subscriber Agreements in excess of the term licensed from Yes TV for each piece of Included Content.

3.4
For the avoidance of doubt, it shall always be the sole and full discretion of Yes TV on the type of Services Yes TV will offer to LICENSEES while LICENSEES shall have the full and sole discretion to accept or reject the terms and conditions of the Services as offered by Yes TV.

4.	Obligations of Yes TV

4.1
In consideration of LICENSEES’s payment of the fees as set out under Clause 6 in accordance with the terms of this Agreement and the P.O., Yes TV grants LICENSEES an exclusive and right to broadcast and distribute the Included Content to the Subscribers in the Territory ("License").  For the avoidance of doubt, Subscribers should only be limited to Universities and College students restricted to access the said content in the Territory.  Furthermore, for content can be on an exclusive or non-exclusive basis all subject to the final terms set out in the P.O. related to the specific content agreed to be supplied by Yes TV and carried by LICENSEES on its platform.

4.2
The License shall cover the original language and any languages as may be requested by LICENSEES subject to availability and the payment of any additional fees to be agreed between the Parties for providing the extra language or localization

4.3
Included Content may contain Yes TV logo at the beginning or appear on screen at all time.  By delivering such Included Content to LICENSEES, Yes TV grants to LICENSEES a non-exclusive and right to use, license, deliver, distribute and broadcast the Yes TV logo together with such Included Content.

	4.4	Yes TV shall provide the Included Content in format to be agreed between the Parties.

4.5
Yes TV shall notify LICENSEES in writing and set out the P.O. all the specific conditions provided in relation to relevant content supplier to Yes TV before the conclusion of a particular P.O..  In the event a content supplier wishes to impose further conditions on the Included Content it provides in the course of the term of a particular P.O., Yes TV shall notify LICENSEES in writing details of such new conditions within ten (10) Business Days upon its notification of the same from content provider and shall liaise with such content supplier the terms, scope and other details of the proposed new conditions in the interests of Yes TV, LICENSEES and the relevant Subscriber as a whole.

5.	Obligations of LICENSEES

	5.1	LICENSEES shall not cut, edit, change, add to, delete from or revise any of the Included Content provided without the prior written consent of Yes TV.

5.2
Subject to Yes TV performing this Agreement and the transactions contemplated hereunder, LICENSEES shall pay the fees for the Services provided in a timely manner and in accordance with the terms of this Agreement.

5.3
LICENSEES shall ensure that the use, delivery, broadcast and distribution of the Included Content in the Territory by LICENSEES as contemplated by this Agreement shall at all times comply with all application laws and regulations. LICENSEES are also responsible for all required licenses to distribute the content to its Subscribers in the Territory.

5.4
LICENSEES shall ensure that the use, delivery, broadcast and distribution of the Included Content in the Territory by LICENSEES as contemplated by this Agreement shall at all times comply with the specific conditions, including but not limited to any applicable license periods, black out periods and any other conditions of use, as may be imposed by the relevant content supplier and notified by Yes TV to LICENSEES in writing/set out in the P.O. (as appropriate) in accordance with Clause 4.7.

6.	Fees

	6.1	LICENSEES shall pay to Yes TV the fees set out in Schedule 1 for Yes TV’s provision of the Services. The Parties shall agree on terms for the Services to be ordered by LICENSEES with Yes TV.

6.2
Yes TV will issue invoices in relation to the Services ordered.  All payment by LICENSEES to Yes TV shall be made within thirty (14) Business Days from the date of receipt of the said invoice(s).  A 10% per annum of interest will be charged by Yes TV for the late payment.

6.3
All payments to Yes TV shall be made in full without any set-off or deduction in respect of any withholding and other taxes (if any).  In the event that any withholding tax is imposed on any amount of the Fee required to be paid by LICENSEES, the Fee shall be increased by the amount of such withholding tax.  LICENSEES shall pay all such taxes to the appropriate authorities in the Territory.

7.	Representations and Warranties

	7.1	Each of the Parties hereto represents and warrants to the other Party that it has the capacity and all necessary authority to enter into this Agreement and to perform its obligations hereunder.

7.2
Yes TV represents and warrants that it has and shall maintain at all times all the necessary consents, approvals, right (include but not limited to intellectual property rights but excluding the public performing and broadcasting rights in and to the musical elements contained in the Included Content) for the granting to LICENSEES and the Subscribers (where appropriate) all the rights hereby and which shall be granted under or in connection with this Agreement.

8.	Limitation of Liability

8.1
No Party shall be liable to the other Party for loss of profits, goodwill, business opportunity, data or revenue or any type of special indirect or consequential loss (including without limitation loss or damage suffered by LICENSEES as a result of an action brought by a third party) even if such loss was reasonably foreseeable or a Party had been advised of the possibility of the other Party incurring the same.

	8.2	Nothing in this clause shall confer any right or remedy upon either Party to which it would not otherwise be legally entitled.

	8.3	Yes TV’s total liability under this Agreement shall be restricted to the aggregate Fee paid by LICENSEES to Yes TV under this Agreement, prior to the claim brought by LICENSEES.

9.	Confidentiality

9.1
The Parties each agree to keep the contents of this document and the matters contemplated herein confidential, and not to disclose the same to any person whatsoever (save to the extent required by law, an order if a relevant court of law, any regulation or requirement of any regulatory authority or a recognized stock exchange) without the prior written consent of the other Parties.  Each Party undertakes that it will not disclose or make use of, for its own benefit other than for the performance of this Agreement, any of the information of a confidential nature disclosed to it by any other Party.  The provisions of this Clause 9 do not apply to any information which is publicly available at the time of disclosure, any information obtained from a third party which is not under any confidentiality undertaking, nor does it apply to any information disclosed by the Parties to the extent that disclosure in required by law, an order of a relevant court of law, any regulation or requirement of any regulatory authority or a recognized stock exchange.

9.2
Nothing in this Clause 9 shall be construed so as to prevent a Party from disclosing confidential information to any of it associates, employees, officers, agents, sub-contractors, or advisers to the extent that such disclosure is necessary for the performance of its rights and obligations hereunder, in which case such Party shall take all reasonable steps to ensure that such confidential information is treated as confidential by person to whom it is disclosed an such Party shall remain liable for any breach by the person to whom such information is disclosed.

9.3
Nothing herein shall be construed so as to prevent a Party from using data processing techniques, ideas and other know-how gained without the use of confidential information obtained form the other Parties during the performance of this Agreement in furtherance of its business to the extent that this does not result in the disclosure of confidential information.

10.	Publicity

Subject to Clause 9, each Party shall consult with the other Party before making any press announcement or otherwise publicizing this Agreement or any part of it in any way.  Notwithstanding the provisions of Clauses 9 and 10, it is agreed that both Parties shall be entitled, for the purposes of written marketing materials prepared for their respective fundraising activities only, to disclose each other’s identity and the existence of this Agreement.

11.	Termination

	11.1	This Agreement may be terminated:

(a)
forthwith by either Party if the other Party commits breach of any term of this Agreement and fails (in the case of a breach capable of being remedied) to remedy such breach with 30 days of a written request from the non-defaulting Party to remedy the same; or

(b)
forthwith by either Party if the other Party shall convene a meeting of its creditors, if a proposal shall be made by the other Party for a voluntary arrangement or any other composition scheme or arrangement with (or assignment for the benefit of) its creditors, if the other Party shall be unable to pay its debts, if trustee receiver administrative receiver or similar officer is appointed in respect of all or any party of the business or assets of the other Party or if a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the other Party or for the making of an administration order (otherwise than for the purpose of an amalgamation or reconstruction) or an event analogous to this occurs under the laws of any applicable jurisdiction.

11.2
Termination or expiry of this Agreement shall be without prejudice to any rights or obligations which shall have accrued prior to such termination or expiry.  For this avoidance of doubt, the Parties agree that the termination or expiry of this Agreement shall not affect the obligation of any Party to perform its outstanding obligations accrued prior to such termination or expiry date.

11.3
Subject to Clause 11.2 on termination of this Agreement or the termination or expiry of all Subscriber Agreement entered into by LICENSEES prior to such date (whichever is the later), all licenses granted hereunder by Yes TV shall immediately be terminated.

11.4
Subject to Clause 11.2, within 10 Business days of the termination of this Agreement, LICENSEES shall at Yes TV’s sole option return all copies of the Included Content in its possession or control and duly authorized officer of LICENSEES shall certify in writing to Yes TV that LICENSEES has complied with this obligation.

	11.5	Notwithstanding anything contained herein, this Agreement shall be terminated if Yes TV no longer holds the right to the agreed offered Services.

12.	Force Majeure

12.1
Neither Party hereto shall be liable for any breach of its obligations under this Agreement resulting from causes beyond its reasonable control including but not limited to fires, strikes (of its own employees), delays or interruption affecting telecommunications services or Internet service providers, insurrection or riots, embargoes, wrecks or delays in transportation other than due to that Party’s fault or negligence, requirements or regulations of any civil or military authority (an "Event of Force Majeure")

12.2
Each of the Parties hereto agrees to give notice forthwith to the other upon becoming aware of an Event of Force Majeure, such notice shall contain details of the circumstances giving rise to the Event of Force Majeure.

12.3
If a default due to an Event of Force Majeure shall continue for more than 4 weeks, the Party not in default shall be entitled to terminate this Agreement.  Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of an Event of Force Majeure.

13.	Waiver

13.1
A waiver of any term, provision or condition of, or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

13.2
No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right of the Parties.

	13.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Parties.

	13.4	The rights and remedies provided in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

14.	Notices

Any notice, demand or other communication given or made under or in connection with the matter contemplated by this Agreement shall be in writing and shall be personally delivered or sent by fax or prepaid first class post to the address (or air mail if posted to or from a place outside Hong Kong):

Notice to Yes TV:
		Address:	11/F Sunning Plaza
10 Hysan Avenue
Causeway Bay
Hong Kong
		Fax:	(852) 2289 0599
		Attention:	Mr. Thomas Kressner – CEO

Notice to NCM:
		Address:	400 Alton Road
Penthouse 7
Miami Beach,
Florida, 33139
		Fax:	1 (856) 494 3492
		Attention:	Mr. Dennis Pelino

Notice to YOUTH:
		Address:	c/o Digicorp, Inc.
4143 Glencoe Avenue
Marina Del Rey,
California, 90292
		Fax:	1 (310) 651 9629
		Attention:	Jay Rifkin

and shall be deemed to have been duly given or made as follows:

		(a)	if personally delivered, upon delivery at the address of the relevant Party;

		(b)	if sent by air mail or prepaid first class post, 4 Business Days after the date of posting; and

		(c)	if sent by fax, when dispatched;

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

15.	Invalidity And Severability

	15.1	If any provision of this Agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

		(a)	the validity, legality and enforceability under the law of the jurisdiction of any other provision; and

		(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision.

Shall not be affected or impaired in any way thereby.

15.2
If any provision of this Agreement shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement and the validity of the remaining provisions shall not be affected.  In the event that any such deletion materially affects the interpretation of this Agreement, the Parties shall negotiate good faith with a view to agreeing a substitute provision which as closely as possible reflects the commercial intention of the Parties.

16.	Entire Agreement And Variation

16.1
This Agreement embody and set forth the entire agreement and understanding of the Parties and supersedes all prior oral or written representations, agreements, understandings or arrangements relating to the subject matter thereof.  Save in the case of fraud or fraudulent concealment, neither Party shall be liable to the other for any representation, agreement, understanding or arrangement which is not expressly set forth in this Agreement.

	16.2	This Agreement may be varied only by a document signed by all Parties.

17.	Assignment and Sub-Licensing

17.1
Neither this Agreement nor any rights or interests in relation to it may be assigned by and Party without the prior written consent of the other Parties, save that LICENSEES may, with the written consent of Yes TV, assign any of its rights or interests hereunder to any of its subsidiary companies, it’s parent company or any subsidiary company of such parent company or any contractual agreement of LICENSEES’s with a specific internet distribution platform.

18.	Governing Law and Jurisdiction

The Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to or its formation) shall be governed by and construed in accordance with Hong Kong law and for these purposes, the parties irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong.

IN WITTNESS whereof this agreement has been executed by the duly authorized representatives of the parties on the date first above written.

Signed by	)
Mr. Thomas Kressner	)	/s/ Thomas Kressner
For and on behalf of	)
Yes TV	)
in the presence of	)

Signed by	)
Mr. Dennis Pelino	)	/s/ Dennis Pelino
For and on behalf of	)
NCM	)
in the presence of	)

Signed by	)
Mr. Jay Rifkin	)	/s/ Jay Rifkin
For and on behalf of	)
YOUTH	)
in the presence of	)

Schedule 1

Included Content

1.	Sports Content

	1.1	Yes TV shall supply LICENSEES with Services on terms agreed by the parties. The list will be revised and updated from time to time by Yes TV.

	1.2	The fees payable by LICENSEES to Yes TV for the provision of the selected content shall include:

a.
A (50%/50%) sharing of NET Revenue on all advertising and sponsorship revenue generated from the LICENSEES platform in relation to the Included Content, or a license fee calculated on time basis by reference to the length of the content, to be agreed between the Parties; and

2.	Other Content

	2.1	Where available, Yes TV shall give LICENSEES the first right of refusal for all other content subject to terms to be agreed between the parties.

Schedule 2

Placement of Order Form

[On LICENSEES letterhead]

Placement of Order Form

P.O. Number: [insert #]

Date: [date]

To: Yes Television (Hong Kong) Limited
11/F Sunning Plaza
10 Hysan Avenue
Causeway Bay, Hong Kong
Attn: Mr. Thomas Kressner

Dear Sir,

Pursuant to Clause 3 of the Supply Agreement for Content (the "Agreement") dated [date] by and between Yes Television (Hong Kong) Limited and New China Media Limited, we, New China Media Lmited, are placing order for the Included Content (s) at the Fee(s) as set out under Section (A) hereof:

(A)	Included Content(s) and Fee(s):

Included Content(s)	Revenue Share	License Fee(s)/US$	Technical Fee(s)/US$	Term and Commencement Date

(B)	Delivery of the Included Content(s): Via Satellite

Order placed by: For and on behalf of New China Media Limited	Order received by: For and on behalf of Yes Television (Hong Kong) Ltd.
Name: Title:	Name: Title:
Date:	Date: